Exhibit 4.1
CONFORMED COPY

VIRGIN MEDIA – STERLING ADDITIONAL J FACILITY ACCESSION DEED

To:    The Bank of Nova Scotia (as “Facility Agent”)

From:
The persons listed in Schedule 1 to this Additional J Facility Accession Deed (the “Additional J Facility Lenders”, such defined term to include any lender which becomes a New Lender in respect of the J Facility, by the execution by the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 to this Additional J Facility Accession Deed)

Date:    2 February 2017
Virgin Media Finance PLC—Senior Facilities Agreement dated 7 June 2013 as amended on 14 June 2013, and as amended and restated on 17 July 2015 and 30 July 2015, and as further amended on 16 December 2016 (the “Credit Agreement”)

1.	In this Additional J Facility Accession Deed:
“Borrower” means Virgin Media SFA Finance Limited.
“Fee and Syndication Letter” means the fee and syndication letter dated 25 January 2017 between the Borrower, the Company and the Mandated Lead Arrangers (each as defined in the Fee and Syndication Letter).
“J Facility” means the £865,000,000 term loan facility made available under this Additional J Facility Accession Deed.
“J Facility Advance” means a Sterling-denominated advance made to the Borrower by the Additional J Facility Lenders under the J Facility.
“J Facility Commitment” means, in relation to an Additional J Facility Lender, the amount in Sterling set opposite its name under the heading “J Facility Commitment” in Schedule 1 to this Additional J Facility Accession Deed executed by that Additional J Facility Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.
“Liberty Global Reference Agreement” means any or all of (i) the credit agreement dated 16 January 2004 between (among others) UPC Broadband Holding BV as borrower and The Bank of Nova Scotia as facility agent; (ii) the credit agreement dated 1 August 2007 between (among others) Telenet BVBA as borrower and The Bank of Nova Scotia as facility agent; (iii) the credit agreement dated 27 January 2014 between (among others) Ziggo B.V. as borrower and The Bank of Nova Scotia as facility agent; (iv) the credit agreement dated 28 September 2006 between (among others) All3Media Finance Limited as borrower and The Royal Bank of Scotland plc as facility agent; (v) the credit agreement dated 5 March 2015 between (among others) Ziggo Secured Finance B.V. as SPV borrower and The Bank of Nova Scotia as facility agent; (vi) the indenture dated 23 December 2015 in respect of the €420,000,000 4.625% senior secured notes due 2026 issued by Unitymedia Hessen GMBH & Co KG and Unitymedia NRW GmbH; (vii) Annex I (Additional Definitions) and Annex II (Covenants) of the credit agreement dated 16 May 2016 entered into between, among others, LGE Coral Holdco Limited as finco, Sable International Finance Limited and Coral-US Co-Borrower LLC as initial borrowers and The Bank of Nova Scotia as administrative agent and (to the extent not covered in the Annexes) the specific provisions relating to that credit agreement set out in Schedule 5 (First amendments, waivers, consents and other modifications) or Schedule 6 (Second amendments, waivers, consents and other modifications) to this Additional J Facility Accession Deed; (viii) the facilities agreement dated 6 October 2016 in respect of the advance of certain proceeds of the £350,000,000 5.5% receivables financing notes due 2024 issued by Virgin Media Receivables Financing Notes I Designated Activity Company and (ix) the indenture dated 23 September 2016 in respect of the $2,000,000,000 5.5% senior secured notes due 2027 and the €775,000,000 4.25% senior secured notes due 2027 issued by Ziggo Secured Finance B.V. and (x) the indenture as described in the offering memorandum dated 18 January 2017 in respect of the £675,000,000 5% senior secured notes due 2027 to be issued by Virgin Media Secured Finance PLC (in each case as amended from time to time up to the date of this Additional J Facility Accession Deed).
“Majority Additional J Facility Lenders” means the Additional J Facility Lenders, the aggregate of whose J Facility Commitments exceeds 50 per cent. of the aggregate of the J Facility Commitments under this Additional J Facility Accession Deed.

2.
Unless otherwise defined in this Additional J Facility Accession Deed, terms defined in the Credit Agreement shall have the same meaning in this Additional J Facility Accession Deed and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.3 (Construction) of the Credit Agreement apply to this Additional J Facility Accession Deed as though they were set out in full in this Additional J Facility Accession Deed.

3.	We refer to Clause 2.5 (Additional Facilities) of the Credit Agreement.

4.
This Additional J Facility Accession Deed will take effect on the date on which the Facility Agent notifies the Company and the Additional J Facility Lenders that it has received the documents and evidence set out in Schedule 2 to this Additional J Facility Accession Deed, in each case in form and substance satisfactory to it (acting reasonably), or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Facility Agent on behalf of the Majority Additional J Facility Lenders (the “Additional Facility Commencement Date”).

5.	We, the Additional J Facility Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.5 (Additional Facilities) of the Credit Agreement; and

(b)	to become party to the Group Intercreditor Agreement, the Security Trust Agreement and the HYD Intercreditor Agreement.

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6.
The Company confirms to the Additional J Facility Lenders that all requirements of paragraph (a) of Clause 2.5 (Additional Facilities) of the Credit Agreement are fulfilled as of the date of this Additional J Facility Accession Deed.

7.
The Additional Facility Commitment in relation to an Additional J Facility Lender (for the purpose of the definition of Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its J Facility Commitment.

8.
Any interest due in relation to J Facility will be payable on the last day of each Interest Period in accordance with Clause 14.4 (Payment of Interest for Term Facility Advances) of the Credit Agreement.

9.
The Additional Facility Availability Period for J Facility shall be the period from and including the Additional Facility Commencement Date up to and including the date falling forty-five Business Days after the Additional Facility Commencement Date. At the end of the Availability Period for the J Facility, the Available Commitments in respect of the J Facility shall automatically be cancelled and the Available Commitments in respect of the J Facility for each Additional J Facility Lender shall automatically be reduced to zero.

10.	The J Facility may be drawn by one Advance and no more than one Utilisation Request may be made in respect of the J Facility under the Credit Agreement.

11.
The first Interest Period to apply to the J Facility Advance will be a period running from the first Utilisation Date in respect of the first J Facility Advance and ending on 15 April 2017, and thereafter shall be determined in accordance with Clause 14.2 (Duration) of the Credit Agreement.

12.
The J Facility Advance will be used for general corporate and working capital purposes, including the redemption, repayment or prepayment of existing indebtedness of the Bank Group and the payment of any fees and expenses in connection with the J Facility or other transactions related thereto.

13.	The Final Maturity Date in respect of the J Facility will be January 31, 2026.

14.	The outstanding J Facility Advance will be repaid in full on the Final Maturity Date.

15.
The Margin in relation to the J Facility is 3.50 per cent. per annum. For the avoidance of doubt, each party to this Additional J Facility Accession Deed accepts and acknowledges that LIBOR has the meaning given to it under Clause 1.1 (Definitions) of the Credit Agreement and that if, at the time of calculation, the rate is determined to be below 0 per cent. then LIBOR will be deemed to be 0 per cent.

16.	The Borrower in relation to the J Facility is Virgin Media SFA Finance Limited.

17.	The J Facility is made available as a term loan.

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18.
The interest rate for the J Facility will, subject to paragraph 11 above, be calculated in accordance with Clause 14 (Interest on Term Facility Advances) of the Credit Agreement, being the sum of LIBOR and the applicable Margin.

19.	If on or prior to the date falling 6 months after the date of this Additional J Facility Accession Deed (but not otherwise) the Borrower:

(a)
makes any prepayment of the J Facility in connection with any Repricing Transaction (as defined below) other than where such prepayment is funded by the issuance of notes by any Obligor, any member of the Bank Group or a special purpose vehicle which on-lends the proceeds of such notes to a member of the Bank Group; or

(b)
effects any amendment of this Additional J Facility Accession Deed or the Credit Agreement, other than, for the avoidance of doubt, any amendments contemplated by Schedule 5 (First amendments, waivers, consents and other modifications) and/or Schedule 6 (Second amendments, waivers, consents and other modifications) resulting in a Repricing Transaction, the Borrower shall, in each case, pay to the Facility Agent, for the account of each applicable Additional J Facility Lender:

(c)
in the case of paragraph (a) above, a prepayment fee equal to 1.00 per cent. flat on the amount of that Additional J Facility Lender’s J Facility Advance which is prepaid and such prepayment fee shall be due and payable on the date of such prepayment; and

(d)
in the case of paragraph (b) above, a prepayment fee equal to 1.00 per cent. flat on the aggregate amount of the J Facility Advance of each Additional J Facility Lender that shall have been the subject of a mandatory assignment under the Credit Agreement following the failure of such Lender to consent to such amendment on or prior to the date falling 6 months after the date of this Additional J Facility Accession Deed and such prepayment fee shall be due and payable on the effective date of such assignment.

In this paragraph:
“Repricing Transaction” means the prepayment or refinancing of all or a portion of the J Facility Advance with any long term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing the J Facility Advance which has (or any amendment to this Additional J Facility Accession Deed or the Credit Agreement which results in) an effective interest cost or weighted average yield (as determined by the Facility Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement or commitment fees in connection therewith) that is less than the interest rate for or weighted average yield (as determined by the Facility Agent (acting reasonably) on the same basis) of the J Facility Advance.

20.
(a)    Provided that any upsizing of the J Facility permitted under this paragraph 20 will not breach any term of the Credit Agreement, the J Facility may be upsized by any amount, by the signing of one or more further Additional J Facility Accession Deeds, that specify (along with the other terms specified therein) Virgin Media SFA Finance Limited as the

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sole Borrower and which specify Additional J Facility Commitments denominated in Sterling, to be drawn in Sterling, with the same Final Maturity Date and Margin as specified in this Additional J Facility Accession Deed.

(a)
For the purposes of this paragraph 20 (unless otherwise specified), references to Additional J Facility Lenders and J Facility Advances shall include Lenders and Advances made under any such further and previous Additional J Facility Accession Deed.

(b)
Where any J Facility Advance has not already been consolidated with any other J Facility Advance, on the last day of any Interest Period for that unconsolidated J Facility Advance, that J Facility Advance will be consolidated with any other J Facility Advance which has an Interest Period ending on the same day as that unconsolidated J Facility Advance, and all such J Facility Advances will then be treated as one Advance under the J Facility.

21.
For the purposes of any amendment or waiver, consent or other modification (including with respect to any existing Default or Event of Default) that may be sought by the Parent or the Company under the Credit Agreement or any other Relevant Finance Document on or after the date of this Additional J Facility Accession Deed, each Additional J Facility Lender hereby consents in its capacity as a Lender from time to time under the Credit Agreement, to any and all of the following:

(a)	any and all of the items set out in Schedule 5 (First amendments, waivers, consents and other modifications) of this Additional J Facility Accession Deed;

(b)	any and all of the items set out in Schedule 6 (Second amendments, waivers, consents and other modifications) of this Additional J Facility Accession Deed;

(c)
any consequential amendment, waiver, consent or other modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made either to implement the changes envisaged in Schedule 5 (First amendments, waivers, consents and other modifications) and/or Schedule 6 (Second amendments, waivers, consents and other modifications) of this Additional J Facility Accession Deed or to conform any Relevant Finance Document to Schedule 5 (First amendments, waivers, consents and other modifications) and/or Schedule 6 (Second amendments, waivers, consents and other modifications) of this Additional J Facility Accession Deed; and/or

(d)
any other amendment, waiver, consent or modification, whether effected by one instrument or through a series of amendments, to the Credit Agreement or any other Relevant Finance Document to be made to conform any Relevant Finance Document to any Liberty Global Reference Agreement (provided that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Relevant Finance Document to the Liberty Global Reference Agreement referred to at paragraph (iii) or (v) of that definition, shall be limited to those that are mechanical in nature unless specifically referenced in Schedule 5 (First amendments, waivers, consents and other modifications) and/or Schedule 6 (Second amendments, waivers, consents and other

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modifications) of this Additional J Facility Accession Deed and provided further that any amendment, waiver, consent or modification to conform the Credit Agreement or any other Relevant Finance Document to any Liberty Global Reference Agreement referred to at paragraphs (vi) to (x) of that definition shall be limited to any amendment, waiver, consent or modification which is specifically referenced in Schedule 5 (First amendments, waivers, consents and other modifications) and/or Schedule 6 (Second amendments, waivers, consents and other modifications) of this Additional J Facility Accession Deed), and, in each case, any consequential amendments, waivers, consents or modifications), and this Additional J Facility Accession Deed shall constitute the irrevocable and unconditional written consent of each Additional J Facility Lender in respect of such amendments, waivers, consent or other modifications to the Relevant Finance Documents for the purposes of Clause 42 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable), and any clause in any other Relevant Finance Document relating to amendments of that Relevant Finance Document, without any further action required on the part of any party thereto.

22.
Each Additional J Facility Lender in its capacity as a Lender from time to time under the Credit Agreement hereby waives receipt of any fee in connection with the foregoing consent, notwithstanding that other consenting Lenders under the Credit Agreement may be paid a fee in consideration of such Lenders’ consent to any or all of the foregoing amendments, waivers, consents or other modifications.

23.
Each Additional J Facility Lender hereby acknowledges and agrees in its capacity as a Lender from time to time under the Credit Agreement that the Facility Agent and/or the Security Trustee may, but shall not be required to, send to it any further formal amendment request in connection with all, or any of the proposed amendments referred to under paragraph 21 above (and in Schedule 5 (First amendments, waivers, consents and other modifications) and Schedule 6 (Second amendments, waivers, consents and other modifications) of this Additional J Facility Accession Deed) and the Facility Agent shall be authorised to consent on behalf of it, as a Lender under one or more Facilities, to any such proposed amendments set out under paragraph 21 above (and in Schedule 5 (First amendments, waivers, consents and other modifications) and Schedule 6 (Second amendments, waivers, consents and other modifications) of this Additional J Facility Accession Deed) (and the Facility Agent and/or the Security Agent shall be authorised to enter into any necessary documentation in connection with the same), and such consent shall be taken into account in calculating whether the Instructing Group, or the relevant requisite Lenders, have consented to the relevant amendment, waiver or other modification in accordance with Clause 42 (Amendments) of the Credit Agreement, Clause 21 (Remedies, Waivers & Amendments) of the Group Intercreditor Agreement or Clause 15 (Remedies, Waivers & Amendments) of the HYD Intercreditor Agreement (as applicable), and any clause relating to amendments in any other Relevant Finance Document.

24.
On the Utilisation Date in respect of the J Facility, each of the Company and the Borrower, on its own behalf, the Company only in respect of Clause 21.9 (Accounts) of the Credit Agreement, and the Company, on behalf of each Obligor, confirms that each Repeating Representation is

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true and correct in all material respects as if made at the Utilisation Date in respect of the J Facility with reference to the facts and circumstances then existing, and as if each reference to the Relevant Finance Documents includes a reference to this Additional J Facility Accession Deed.

25.
The Company confirms for itself and, in its capacity as Obligors’ Agent, on behalf of each other Guarantor that the obligations of each Guarantor under Clause 28 (Guarantee and Indemnity) of the Credit Agreement continue to apply for the benefit of the Relevant Finance Parties under the Relevant Finance Documents and, for the avoidance of doubt, extend to all Additional Facilities and the J Facility Commitment and further confirms that the security created by each of the Obligors under the Security Documents extends to secure liabilities under all Additional Facilities including, for the avoidance of doubt, the J Facility Commitments.

26.	Each Additional J Facility Lender confirms to each other Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and such Obligor’s related entities in connection with its participation in the J Facility being made available pursuant to this Additional J Facility Accession Deed and has not relied on any information provided to it by any other Finance Party in connection with any Relevant Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and such Obligors’ related entities while any amount is or may be outstanding under the Credit Agreement or any Additional Facility Commitment is in force.

27.
Each of the Additional J Facility Lenders agrees that, without prejudice to Clause 36.6 (Transfer Deed) of the Credit Agreement, that it shall become, by the execution by such Additional J Facility Lender and the Facility Agent of a Transfer Deed substantially in the form of Schedule 3 (Transfer Deed (Cash)) to this Additional J Facility Accession Deed, bound by the terms of this Additional J Facility Accession Deed as if it were an original party hereto as an Additional J Facility Lender and shall acquire the same rights, grant the same consents and assume the same obligations towards the other parties to this Additional J Facility Accession Deed as would have been acquired, granted and assumed had the New Lender been an original party to this Additional J Facility Accession Deed as an Additional J Facility Lender.

28.
We, the Additional J Facility Lenders, acknowledge and agree that the Lender Asset Security Release Confirmation has been delivered by the Facility Agent to the Lenders and that the Security Trustee is therefore irrevocably authorised in accordance with Clause 42.8(a) (Asset Security Release) of the Credit Agreement to execute such documents as may be required to ensure that the Security (other than any Security required to be granted under paragraph (b) of the definition of “80% Security Test”) is released.

29.
The Facility Office and address for notices of each Additional J Facility Lender for the purposes of Clause 39 (Notices and Delivery of Information) of the Credit Agreement will be that notified by each Additional J Facility Lender to the Facility Agent.

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30.	If a term of this Additional J Facility Accession Deed is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Additional J Facility Accession Deed; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Additional J Facility Accession Deed.

31.
Clause 46 (Jurisdiction) of the Credit Agreement is incorporated into this Additional J Facility Accession Deed as if set out in full and as if references in that clause to “this Agreement” or a “Relevant Finance Document” is to this Additional J Facility Accession Deed.

32.
This Additional J Facility Accession Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Additional J Facility Accession Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Additional J Facility Accession Deed.

33.	This Additional J Facility Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by, and construed in accordance with, English law.

34.	ACCESSION TO THE HYD INTERCREDITOR AGREEMENT
Each Additional J Facility Lender hereby agrees with each other person who is or becomes party to the HYD Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional J Facility Lender becomes a party to this Additional J Facility Accession Deed as a lender, it will be bound by the HYD Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

35.	ACCESSION TO THE GROUP INTERCREDITOR AGREEMENT
Each Additional J Facility Lender hereby agrees with each other person who is or becomes party to the Group Intercreditor Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional J Facility Lender becomes a party to this Additional J Facility Accession Deed as a lender, it will be bound by the Group Intercreditor Agreement as a Senior Finance Party and as a Senior Lender as if it had been an original party thereto in such capacity.

36.	ACCESSION TO THE SECURITY DEED
Each Additional J Facility Lender hereby agrees with each other person who is or becomes party to the Security Trust Agreement in accordance with the terms thereof that, with effect on and from the date hereof or, if later, the date on which that Additional J Facility Lender becomes a party to this Additional J Facility Accession Deed as a lender, it will be bound by the Security Trust Agreement as a Beneficiary as if it had been an original party thereto in such capacity.

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SCHEDULE 1
ADDITIONAL J FACILITY LENDERS AND COMMITMENTS

Additional J Facility Lender	J Facility Commitment (Sterling)
The Bank of Nova Scotia	£865,000,000
Total	£865,000,000

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SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Corporate Documents
In relation to the Company and the Borrower in respect of the J Facility:

(a)
a copy of its up-to-date constitutional documents or a certificate of an authorised officer of the Company or the Borrower (as applicable) confirming that the Company or the Borrower (as applicable) has not amended its constitutional documents in a manner which could reasonably be expected to be materially adverse to the interests of the Lenders since the date an officer’s certificate in relation to the Company or the Borrower (as applicable) was last delivered to the Facility Agent;

(b)	a copy of a board resolution of the management board of such person approving, in the case of the Company and the Borrower, its entry into this Additional J Facility Accession Deed;

(c)
a duly completed certificate of a duly authorised officer of the Company and the Borrower in the form attached in Part 3 of Schedule 9 (Form of Additional Facility Officer’s Certificate) of the Credit Agreement with such amendments as the Facility Agent may agree.

2.	Fees
Evidence that the agreed fees payable by the Company or the Borrower (or both) in connection with the utilisation of the J Facility have been or will be paid.

3.	Designation
Duly executed copy of notices from the Company:

(a)	designating the J Facility as New Senior Liabilities in accordance with Clause 12 (New Senior Liabilities) of the Group Intercreditor Agreement; and

(b)	designating the J Facility as Designated Senior Liabilities in accordance with Clause 8.2 (Designated Senior Liabilities) of the HYD Intercreditor Agreement.

4.	Legal Opinions
An English law legal opinion of Shearman & Sterling LLP addressed to the Finance Parties covering:

(a)	the due incorporation, capacity and authorisation of the Company; and

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(b)	the relevant obligations to be assumed by the Borrower and the Company under the Relevant Finance Documents to which it is a party being legal, valid, binding and enforceable against it.

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SCHEDULE 3
TRANSFER DEED (CASH)
To:    [●] as Facility Agent
This Deed is dated [●] and relates to:

(i)
the facilities agreement dated 7 June 2013 (as from time to time amended, varied, novated or supplemented, the “Credit Agreement”) whereby certain facilities were made available to, amongst others, the Borrower and with a guarantee granted by the Guarantors, by a group of banks and other financial institutions on whose behalf The Bank of Nova Scotia acts as Facility Agent in connection therewith; and

(ii)
the accession deed dated [●] 2017, pursuant to which a £[●] term loan facility is made available to the Borrower as an Additional Facility (the “J Facility”) under the Credit Agreement (the “Additional J Facility Accession Deed”).

1.	Unless otherwise stated in this Deed, terms defined in the Credit Agreement shall, subject to any contrary indication, have the same meanings in this Deed.

2.	[●] (the “Existing J Lender”):

(a)	confirms that the details in the Schedule to this Deed are an accurate summary of the Existing J Lender’s Commitment in the J Facility as at the date of this Deed; and

(b)
requests [●] (the “New J Lender”) to accept and procure the transfer by novation to the New J Lender of the Portion Transferred (as defined in the Schedule to this Deed) by countersigning and delivering this Deed to the Facility Agent at its address for the service of notices designated to the Facility Agent in accordance with the Credit Agreement.

3.
The New J Lender request the Facility Agent to accept this Deed as being delivered to the Facility Agent pursuant to and for the purposes of Clause 36.6 (Transfer Deed) of the Credit Agreement so as to take effect in accordance with the terms of it on the Effective Date. For the purposes of this Deed, “Effective Date” means the date on which the Facility Agent countersigns this Deed.

4.
The New J Lender confirms that it has received a copy of the Credit Agreement together with such other information as it has required in connection with this transaction and that it has not relied and will not rely on the Existing J Lender to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Existing J Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Obligor.

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5.
The New J Lender undertakes with the Existing J Lender and each of the other parties to the Credit Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Relevant Finance Documents will be assumed by it after delivery of this Deed to the Facility Agent and satisfaction of the conditions (if any) subject to which this Deed is expressed to take effect.

6.
The Existing J Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Credit Agreement, any other Relevant Finance Document or other document relating to it and assumes no responsibility for the financial condition of any Obligor or for the performance and observance by any Obligor of any of its obligations under the Credit Agreement, any Relevant Finance Document or any other document relating to it and any and all such conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7.
The Existing J Lender gives notice that nothing in this Deed or in the Credit Agreement (or any Relevant Finance Document or other document relating to it) shall oblige the Existing J Lender (a) to accept a retransfer from the New J Lender of the whole or any part of its rights, benefits and/or obligations under the Relevant Finance Documents transferred pursuant to this Deed or (b) to support any losses directly or indirectly sustained or incurred by the New J Lender for any reason whatsoever (including the failure by any Obligor or any other party to the Relevant Finance Documents (or any document relating to them) to perform its obligations under any such document) and the New J Lender acknowledges the absence of any such obligation as is referred to in (a) and (b) above.

8.	[The New J Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Bank Lender.] [1]
OR
[The New J Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Non-Bank Lender and falls within paragraph [(a)/(b)]2 of the definition thereof.]3
OR
[The New J Lender represents to the Facility Agent and to each relevant UK Borrower that it is a UK Treaty Lender].[The New J Lender confirms that it holds a passport under the HMRC DT Treaty Passport Scheme (reference number [●]) and is tax resident in [●].]45
OR
[The New J Lender represents to the Facility Agent and to each relevant UK Borrower that it is not a Qualifying UK Lender).]

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_______________

1 A Lender giving this representation is a Qualifying UK Lender.
2 UK Non-Bank Lender to delete as appropriate.
3 A Lender giving this representation is a Qualifying UK Lender.
4 A Lender giving this representation is a Qualifying UK Lender.
5 Any Lender which is purporting to be a UK Treaty Lender and which wishes to progress an application for a gross payment instruction from H. M. Revenue & Customs is directed to the “Centre For Non Residents” (“CNR”) section of H. M. Revenue & Customs website. Information relating to making application for gross payment and downloadable application forms can be found at

9.
Any New J Lender that is a UK Bank Lender or a UK Non-Bank Lender shall deliver to the Facility Agent, on or before the date falling five Business Days before the date upon which interest next falls due for payment after the date hereof, the following documents evidencing the tax status of the New J Lender as indicated above:

UK Bank Lender	(i) certificate of incorporation; and (ii) copy of banking licence.
UK Non- Bank Lender	(i) certificate of incorporation in the UK; or (ii) other evidence that the relevant ss. 933-937 Income Tax Act 2007 conditions are met.

If a New J Lender has previously provided the Company with the above documents (in connection with any financing made available by such New J Lender to the Company) such New J Lender shall only be required to confirm in writing that it had previously provided such documents and that there have been no changes to the form of such documents relevant for these purposes.

10.
Each party to this Deed agrees, the Facility Agent agrees on behalf of each Finance Party, and [●] agrees on behalf of each Obligor, that this document is a Transfer Deed notwithstanding that its form is different to that required by the Credit Agreement.

11.	This Deed is a Finance Document.

12.
This Deed may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Deed by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Deed.

13.	This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.
IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.

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THE SCHEDULE

Existing J Lender
1.	J Facility Commitment	Portion Transferred

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The Existing J Lender	The New J Lender
EXECUTED as a DEED by for and on behalf of [ ] By: By:	EXECUTED as a DEED by for and on behalf of [ ] By: By:
The Facility Agent EXECUTED as a DEED by for and on behalf of [●] By: By:

________________________________________________________________________
ADMINISTRATIVE AND FACILITY OFFICE DETAILS
Facility Office Address (in relation to the New J Lender’s tax status as set out in paragraph 8 above):
Please provide administrative details of the New J Lender, to the extent such details have not been provided to the Facility Agent by way of a prior administrative form.
Administrative Office Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

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SCHEDULE 4
[RESERVED]

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SCHEDULE 5
FIRST AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS
All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 5 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.
References in this Schedule 5 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.	Additional Facility Incurrence
Amend Clause 2.5 (Additional Facilities) of the Credit Agreement to:

(a)	delete paragraphs (a)(i) and (a)(iii);

(b)	amend paragraphs (a)(ii) and (a)(iv) to delete the words “Certain Funds Acquisition” and replace them with the words “Limited Condition Transaction”; and

(c)
delete paragraph (v) and instead provide for a condition that the aggregate principal amount of any proposed Additional Facility does not exceed the aggregate of the sum of (i) an unlimited amount, so long as on the date of such incurrence and after giving effect to the making of any Additional Facility (assuming a borrowing of the maximum number of Advances available under any such Additional Facility being incurred and no netting of cash proceeds of any such Additional Facility being incurred) pursuant to such Additional Facility on a pro forma basis, Senior Net Debt to Annualised EBITDA is equal to or less than 4.50:1, (ii) if the proceeds of the Additional Facility are being used to refinance existing indebtedness that ranks pari passu or senior in right of security to the Facilities, an amount equal to the accrued interest, premiums and other amounts owing or paid relating to such existing indebtedness together with related fees and expenses and (iii) the general basket for Permitted Financial Indebtedness (being paragraph (b)(xxviii) of the definition of Permitted Financial Indebtedness on the date of this Additional J Facility Accession Deed) (the “Additional Facilities Cap”) provided, that (x) any Additional Facility may be incurred under any of the above sub-paragraphs as selected by the Company, in its sole discretion, (y) the Company may elect to incur Additional Facilities under sub-paragraph (i) prior to using amounts available under sub-paragraph (iii) and (z) amounts incurred pursuant to sub-paragraph (iii) substantially concurrently with amounts incurred pursuant to sub-paragraph (i) will not count as Financial Indebtedness for purposes of calculating Senior Net Debt.

2.	Increase
Amend Clause 2.2(a) of the Credit Agreement to delete the existing condition in paragraph (iii) and instead provide for a condition in line with paragraph 1(c) above of this Schedule 5 (First amendments, waivers, consents and other modifications), mutatis mutandis.

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3.	Deferred Acquisition Costs
Amend the Credit Agreement to delete Clause 3.4 (Deferred Acquisition Costs).

4.	Springing Maintenance Covenant
Amend the Credit Agreement to provide that:

(a)
the maintenance covenant at Clause 22 (Financial Covenant) shall only be for the benefit of Lenders under the Revolving Facility and the Lenders under any Additional Facilities that are revolving facilities if such Additional Facilities are designated by the Company to have such benefit; and

(b)
a new paragraph (d)(vii) of Clause 26.5 (Cross default) is included such that it will not be an Event of Default under Clause 26.5 (Cross default) if the relevant Financial Indebtedness is in relation to a Facility that has the benefit of the maintenance covenant at Clause 22 (Financial Covenant).

5.	Hedging
Amend the Credit Agreement to delete Clause 23.25 (Hedging), provided that other amendments are also made to ensure that the guarantee and indemnity under the Credit Agreement in respect of liabilities owed to any relevant hedge counterparty under a hedging agreement are preserved.

6.	Additional High Yield Notes
Amend the definition of Additional High Yield Notes to delete paragraphs (b) to (d) and to add a new limb as follows “that are not secured by any Security Interest over any shares in any member of the Bank Group, any asset of any member of the Bank Group or any rights of any creditor in relation to any Subordinated Funding;”.

7.	Additional Senior Secured Notes
Amend the definition of Additional Senior Secured Notes to delete paragraphs (b) and (c) and after the words “ratio of 5.50:1 and”, to add the following language “or where the incurrence of any Financial Indebtedness under such notes would otherwise be Permitted Financial Indebtedness (other than to the extent that such Financial Indebtedness is incurred by way of Senior Secured Notes pursuant to sub-paragraph (x)(v)(D) of the definition of Permitted Financial Indebtedness)”.

8.	Second lien ranking debt
Amend the Credit Agreement to provide that the second lien debt that may be incurred under paragraph (xxvii) of the definition of Permitted Financial Indebtedness and secured under paragraph (xxiii) of the definition of Permitted Security Interest can also be contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of the Company, the intercreditor agreement that relates to the Liberty Global Reference Agreement referenced under paragraph (iv) of that definition with such adjustments and amendments as

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agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case).

9.	Ratio Restricted Payments
Amend paragraph (c)(viii) of Clause 23.14 (Restricted Payments) to delete the words “the Company or any Permitted Affiliate Parent in respect of its share capital” and replace them with the words “any member of the Bank Group”.

10.	Change in Accounting Principles
Amend paragraph (c)(i) of Clause 23.4 (Change in Accounting Principles) of the Credit Agreement to provide that at the time of the notice from the Company to the Facility Agent that there have been one or more changes in any accounting policies, practices or procedures (including, without limitation, any change in the basis upon which costs are capitalised or any changes resulting from the Company’s decision at any time to adopt GAAP or IFRS), the Company shall provide either (i) a statement (providing reasonable detail) confirming the changes would have no material effect on the operation of the ratios set out in Clause 22 (Financial Covenant) or (ii) a description of the changes and the adjustments that would be required to be made to that financial information in order to cause it to reflect the accounting policies, practices or procedures prior to such change and sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Lenders to make a comparison between the financial positions indicated by that financial information and by the financial information required to be delivered under Clause 23.2 (Financial Information) and to further provide that following the delivery of such notice, the Instructing Group shall have the right to request, and following any such request the Company shall use commercially reasonable efforts to provide, the statement contemplated by paragraph (i) above or the description contemplated by paragraph (ii) above, as applicable, relating to the financial information required to be delivered under Clause 23.2 (Financial Information) for the most recently completed quarter

11.	Financial Indebtedness Definitions

(a)	Amend the definition of Senior Debt to also exclude any second lien Financial Indebtedness from time to time (being clause 23.13(b)(xxvii) on the date of this Agreement).

(b)
Amend the definitions of Senior Net Debt and Total Net Debt to provide that any Financial Indebtedness incurred under the general basket for the incurrence of Financial Indebtedness from time to time (being clause 23.13(b)(xxviii) on the date of this Agreement) shall be excluded in the calculation of such definitions.

(c)	Amend the definition of Financial Indebtedness such that:

(i)
it excludes indebtedness of any member of the Bank Group, in respect of which the person or persons to whom such indebtedness is or may be owed has or have no recourse whatsoever to any member of the Bank Group for any payment or repayment in respect thereof: (x) other than recourse to such

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member of the Bank Group which is limited solely to the amount of any recoveries made on the enforcement of any Security Interests securing such indebtedness or in respect of any other disposition or realization of the assets underlying such indebtedness; and (y) provided that such person or persons are not entitled, pursuant to the terms of any agreement evidencing any right or claim arising out of or in connection with such indebtedness, to commence proceedings for the winding up, dissolution or administration of any member of the Bank Group (or proceedings having an equivalent effect) or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of any member of the Bank Group or any of its assets until after the Commitments have been reduced to zero and all amounts outstanding under the Relevant Finance Documents have been repaid or paid in full; and (z) provided further that the principal amount of all indebtedness incurred and then outstanding pursuant to this paragraph does not exceed the greater of (A) £300.0 million and (B) 5.0% of Total Assets;

(ii)	limb (viii) is amended to include indebtedness which is in the nature of equity derivatives;

(iii)	limb (vii) is amended to include any other deferred or prepaid revenue;

(iv)	limb (iii) is amended to include any obligation under employee plans or employment agreements;

(v)	limb (v) is amended to include liabilities (not just payments) for assets acquired or services supplied which are deferred;

(vi)	paragraph (d) in relation to any amount raised under any other transaction required to be accounted for as a borrowing is deleted.

12.	Credit Facility Excluded Amount:

(a)
Re-label the definition of “Revolving Facility Excluded Amount” with the label “Credit Facility Excluded Amount” and replace the definition of “Revolving Facility Excluded Amount” with “Credit Facility Excluded Amount” throughout the Credit Agreement.

(b)
Amend paragraph (d) of each of the definition of “Senior Debt” and “Total Debt” such that it relates to amounts incurred under any Permitted Credit Facility (as defined below), and not just an incurrence under a Revolving Facility.

(c)
“Permitted Credit Facility” means one or more of any Facility or any other debt facilities or arrangements that may be entered into by any member of the Bank Group providing for credit loans, letters of credit or other indebtedness or other advances, in each case, incurred in compliance with the Credit Agreement.

(d)
Amend paragraph (xxvi) of the definition of Permitted Payment such that the basket is replenished by amounts prepaid or repaid under any Permitted Credit Facility (notwithstanding any further advance under any Permitted Credit Facility) and not just

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the repayment or prepayment of a Revolving Facility and such that if a Permitted Credit Facility is prepaid in part the basket is replenished in an amount equal to the lower of (i) the Credit Facility Excluded Amount and (ii) the amount of the partial prepayment or repayment.

13.	EBITDA

(a)	Amend the definition of EBITDA so that (at the Company’s option) it may include the following as an add back to that definition:

(i)	any gross margin (revenue minus cost of goods sold) recognised by any Affiliate of the Company in relation to the sale of goods and services relating to the Business;

(ii)	Receivables Fees;

(iii)	any charges or costs in relation to any long-term incentive plan and any interest component of pension or post-retirement benefits schemes; and

(iv)	fees and related expenses in relation to any Intra-Group Services paid in a relevant Ratio Period to any Restricted Person.

(b)
Amend the definition of EBITDA to provide that it means, in relation to any Ratio Period, operating income (expense) plus, at the Company’s option (except with respect to paragraphs (a) and (b) of that definition), the limbs listed as add backs or deductions to that definition

14.	Events of Default
Amend Clause 26.9 (Execution or distress) of the Credit Agreement to delete the words “or any member of the Bank Group”.

15.	Joint Venture Parent

(a)	Amend the definition of:

(i)
Ultimate Parent to provide that (i) upon consummation of a Spin-Off, the “Ultimate Parent” will mean the Spin Parent and its successors and (ii) upon consummation of a Parent Joint Venture Transaction (as defined below), “Ultimate Parent” will mean each of the ultimate Holding Company entities of the Parent Joint Venture Holders (as defined below) and their successors;

(ii)
Holding Company Expenses to include references to any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction in each paragraph of that definition;

(iii)	Management Fees such that they include any management, consultancy or similar fees payable by any member of the Bank Group to any Joint Venture

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Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction;

(iv)
Wider Group to provide that upon the consummation of a Parent Joint Venture Transaction, "Wider Group" includes each of the ultimate Holding Company entities of the Parent Joint Venture Holders, the Joint Venture Parent, the Parent Joint Venture Holders and, in each case, their successors and their Subsidiaries; and

(v)
Restricted Person such that it includes references to any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

(b)	“Joint Venture Parent” means the joint venture entity formed in a Parent Joint Venture Transaction.

(c)
“Parent Joint Venture Transaction” means a transaction pursuant to which a joint venture is formed by the contribution of some or all of the assets of a Holding Company of any member of the Bank Group or issuance or sale of shares of a Holding Company of any member of the Bank Group to one or more entities which are not Affiliates of the Ultimate Parent.

(d)	“Parent Joint Venture Holders” means the holders of the share capital of the Joint Venture Parent (as defined above).

16.	Limited Condition Transaction

(a)
Amend Clauses 3.2 (Further Conditions Precedent) and 4.1(j)(ii) (Conditions to Utilisation) of the Credit Agreement to provide that the relevant Additional Facility Lenders may amend or waive any of the conditions therein in relation to any Utilisation under a relevant Additional Facility requested in relation to any ‘Limited Condition Transaction’ as defined in recent Liberty precedent.

(b)
Amend the Credit Agreement to provide for a ‘Limited Condition Transaction’ concept in accordance with recent Liberty precedent, including such that (i) for purposes of determining compliance with any provision of the Credit Agreement which requires that no Default or Event of Default, as applicable, has occurred or would result from any action in relation to a Limited Condition Transaction such condition shall, at the option of the Company, be deemed satisfied, so long as no Default or Event of Default exists on the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (for the avoidance of doubt, if the Company has exercised its option under (i) and any Default or Event of Default occurs following the date such definitive agreement for a Limited Condition Transaction is entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder) and (ii) the date of determination of whether any Limited Condition Transaction is permitted

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shall be deemed to be the date the definitive agreement (or other relevant definitive documentation) for such Limited Condition Transaction is entered into (or, at the election of the Company, the date of consummation of the Limited Condition Transaction provided that any test shall be assessed on a pro forma basis).

17.	Negative Pledge / Permitted Security

(a)
Amend paragraph (a) of clause 23.8 (Negative Pledge) of the Credit Agreement so it is a restriction on securing or preferring any present or future Financial Indebtedness as defined in the Credit Agreement rather than on securing or preferring “indebtedness”.

(b)
Amend clause 23.8 (Negative Pledge) of the Credit Agreement so that in the event that any Security Interest meets the criteria of more than one of the types of Permitted Security Interest described in the paragraphs of the definition of “Permitted Security Interest”, the Company, in its sole discretion, shall be entitled to classify such Security Interest on the date such Security Interest subsists, arises, is created or extended and shall only be required to include such Security Interest under one of such paragraphs and will be permitted on the date such Security Interest subsists, arises, is created or extended to divide and classify such Security Interest in more than one of the types of Security Interest described in such paragraphs, and, from time to time, may reclassify all or a portion of such Security Interest., in any manner that complies with that covenant in Clause 23.8 (Negative Pledge)

(c)	Amend the definition of “Permitted Security Interest” to include in addition to the existing “Permitted Security Interests”:

(i)
Security Interests on receivables and any assets related thereto including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which Security Interests are customarily granted, in connection with asset securitisations involving receivables and any hedging obligations entered into by any member of the Bank Group in connection with such receivables that arise in connection with an asset securitisation programme or receivables factoring transactions, and Security Interests on investments in Asset Securitisation Subsidiaries;

(ii)
Security Interests in respect of (i) any facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of the Bank Group in respect of banking and treasury arrangements entered into in the ordinary course of business;

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(iii)
Security Interests on Cash, Cash Equivalents, Investments or other property arising in connection with the defeasance, discharge or redemption of indebtedness; provided that such defeasance, discharge or redemption is permitted hereunder;

(iv)
Security Interests or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property or assets over which any member of the Bank Group has easement rights or on any leased property and subordination or similar arrangements relating thereto (including, without limitation, the right reserved to or vested in any governmental authority by the terms of any lease, license, franchise, grant or permit acquired by that member of the Bank Group or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof);

(v)	any Security Interest in respect of any condemnation or eminent domain proceedings affecting any real property;

(vi)
Security Interests securing hedging obligations so long as the related Financial Indebtedness is, and is permitted to be incurred under the Credit Agreement, secured by a Security Interest on the same property securing such hedging obligation;

(vii)
Security Interests (i) encumbering reasonable customary initial deposits and margin deposits and similar Security Interests attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes or (ii) deposits made in the ordinary course of business to secure liability to insurance carriers;

(viii)	Security Interests in respect of the ownership interests in, or assets owned by, any joint ventures or similar arrangements securing obligations of such joint ventures or similar agreements;

(ix)	Security Interests on equipment of any member of the Bank Group granted in the ordinary course of business to a client of that member of the Bank Group at which such equipment is located;

(x)
any Security Interest in respect of subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property; provided the same are complied with in all material respects except as such non-compliance does not interfere in any material respect as determined in good faith by the Company with the business of the Bank Group taken as a whole;

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(xi)
any Security Interest in respect of facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation a property in the ordinary course of business; provided the same are complied with in all material respects; and

(xii)
any Security Interest in respect of deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable, (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP or (iv) unpaid due to inadvertence after exercising due diligence.

(d)
Amend the definition of Permitted Security Interest to add at the end of paragraph (xix)(A): “or such Financial Indebtedness is otherwise Permitted Financial Indebtedness under paragraphs (iv) (as it relates to guarantees permitted under Clause 23.15(e) of the Credit Agreement in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur £1.00 of debt under paragraph (xxiv) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxiv), (xv)(D) and (xxviii) of the definition of Permitted Financial Indebtedness and guarantees thereof”.

(e)
Amend the definition of Permitted Security Interest to add at the end of paragraph (xxiii)(A): “or such Financial Indebtedness is otherwise Permitted Financial Indebtedness under paragraphs (iv) (as it relates to guarantees permitted under Clause 23.15(e) of the Credit Agreement in respect of any Permitted Financial Indebtedness), (vii), (xi) (provided that at the time of the acquisition or other transaction pursuant to which such Financial Indebtedness was incurred and after giving effect to such incurrence on a pro forma basis (a) an Obligor could incur £1.00 of debt under paragraph (xxiv) of the definition of Permitted Financial Indebtedness or (b) the ratio of Senior Net Debt to Annualised EBITDA would not be greater than it was immediately prior to giving pro forma effect to such acquisition or other transaction and to the incurrence of such Financial Indebtedness), (xxiv), (xv)(D) and (xxviii) of the definition of Permitted Financial Indebtedness and guarantees thereof or any Financial Indebtedness the proceeds of which are used to refinance any Financial Indebtedness on a second lien ranking basis by assets subject to the Security”.

18.	Non-Consenting Lenders
Remove the timing window of 90 days during which the Company may exercise its rights as set out in Clause 42.14(b) (Replacement of Lenders) such that the Company may exercise such rights at any time.

19.	Change of Control

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Amend Clauses 12.1(a)(i) and 12.1(a)(iii) (Change of Control) of the Credit Agreement to provide that:

(a)	the liquidation on a solvent basis of a Permitted Affiliate Holdco will not trigger a change of control provided that:

(i)
100% of the shares in the Permitted Affiliate Parent continue to be pledged in favour of the Finance Parties on a first ranking basis without any material adverse effect on the interests of the Finance Parties;

(ii)	the successor Permitted Affiliate Holdco is not organised in a jurisdiction that results in a materially adverse effect on the ability of the Finance Parties to enforce the share pledge; and

(iii)	the successor Permitted Affiliate Holdco will be the sole shareholder of the Permitted Affiliate Parent; and

(b)
any sale of 100% of the shares in a Permitted Affiliate Parent by a Permitted Affiliate Holdco will not trigger a change of control provided that such sale of shares falls within one or more of the paragraphs of the definition of Permitted Disposal.

20.	Increased Costs

(a)
Amend Clause 18.3 (Exceptions) of the Credit Agreement in order that a new paragraph (h) is inserted to provide that Increased Costs which are attributable to the implementation or application of, or compliance with, Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV to the extent that a Finance Party knew about or could reasonably be expected to have known about the relevant Increased Cost on or prior to the date on which it became a Finance Party shall not be subject to the requirements of Clause 18.1 (Increased Costs).

(b)
“Basel III” means: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; (b) the rules for global systematically important banks contained in “Global systematically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to implementing or modifying “Basel III” (in each case, whether such implementations, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates).

(c)	“CRD IV” means:(a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and

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investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and the prudential supervision of credit institutions and investment firms.

21.	Permitted Acquisitions

(a)	Amend limb (o) of the definition of “Permitted Acquisition” to include a 5% Total Assets grower and to be an annual basket.

(b)	Amend the definition of Permitted Acquisition to include in addition to the existing “Permitted Acquisitions”:

(i)
any purchase or acquisition of further share capital in any person in respect of which a member of the Bank Group owns less than a 50 per cent. interest in the share capital or equivalent of such person in the event that the deliverables set out in sub-paragraphs (A) and (B) of paragraph (c)(ii) of the definition of Permitted Joint Venture have previously been delivered to the Facility Agent in connection with the acquisition of any share capital in such person at any time; and

(ii)
any acquisition of tax losses pursuant to the Permitted Payment baskets contemplated by sub-paragraph (iii) of the definition of Permitted Payment or paragraph 25(h) below of this Schedule 5 (First amendments, waivers, consents and other modifications).

22.	Permitted Acquisitions and Joint Ventures
Amend paragraph (l)(ii) of the definition of Permitted Acquisition and (c)(ii) of the definition of Permitted Joint Venture to provide that the Acquisition Cost shall exclude the value of any consideration payable in cash (other than the proceeds of a Utilisation of an Additional Facility or any other incurrence of debt which ranks pari passu in right of payment with the Facilities under the Group Intercreditor Agreement).

23.	Permitted Disposals

(a)	Amend the definition of Permitted Disposal to include, in addition to the existing “Permitted Disposals”:

(i)	any disposal of the share capital of, or an interest in, any person which is not a member of the Bank Group;

(ii)
disposals of assets related to accounts receivable subject to a Permitted Disposal including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such receivables and other assets which are customarily transferred or in respect of which Security Interests are customarily granted in connection with asset securitization programmes or

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receivables factoring transactions involving receivables and any hedging obligations entered into by any member of the Bank Group in connection with such accounts receivable;

(iii)
disposals of assets (or a fractional undivided interest therein) related to receivables permitted to be disposed of in connection with an asset securitisation programme or receivables factoring transactions including, without limitation, all Security Interests securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables, the proceeds of such receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitisation involving receivables and any hedging obligations entered into in connection with such receivables;

(iv)
disposals of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding agreements provided that any cash or Cash Equivalent Investments received in such disposition is applied in accordance with Clause 12.2 (Mandatory Prepayment from Disposal Proceeds);

(v)
disposals with respect to property built, repaired, improved, owned or otherwise acquired by a member of the Bank Group pursuant to customary sale and lease-back transactions, asset securitizations and other similar financings permitted by the Credit Agreement;

(vi)
disposals of contractual arrangements under long-term contracts with customers entered into by a member of the Bank Group in the ordinary course of business which are treated as sales for accounting purposes; provided that there is no transfer of title in connection with such contractual arrangement; and

(vii)
disposals consisting of the assignment, licensing or sublicensing of intellectual property or other general intangibles and assignments, licenses, sublicenses, leases or subleases of spectrum or other property;

(viii)	any disposal made in respect of a Permitted Payment other than a Permitted Payment made pursuant to paragraph (i) of the definition of Permitted Payment; and

(ix)
any disposal made in connection with any start-up financing or seed funding provided that any such disposals shall not exceed an aggregate value equal to the greater of (i) £25,000,000 and (ii) 1.00% of Total Assets; and

(x)	a disposal by any member of the Bank Group of all or any of the Towers Assets.

(b)	Add a definition of “Towers Assets” meaning:

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(i)
all present and future wireless and broadcast towers and tower sites that host or assist in the operation of plant and equipment used for transmitting telecommunications signals, being tower and tower sites that are owned by or vested in the Company or any other member of the Bank Group and include, without limitation, any and all towers under constructions;

(ii)
all rights, title, deposits (including, without limitation, deposits placed with landlords, electricity boards and transmission companies) and interest in, or over, the land property on which such towers and tower sites referred to in paragraph (a) above have been constructed or erected or installed;

(iii)	all current assets relating to the towers or tower sites referred to in paragraph (a) above, whether movable, immovable or incorporeal;

(iv)
all plant and equipment customarily treated by telecommunications operators as forming part of the towers or tower sites referred to in paragraph (a) above, including, in particular, but without limitation, the electricity power connections, utilities, diesel generator sets, batteries, power management systems, air conditioners, shelters and all associated civil and electrical works; and

(v)
all permits, licences, approvals, registrations, quotas, incentives, powers, authorities, allotments, consents, rights, benefits, advantages, municipal permissions, trademarks, designs, copyrights, patents and other intellectual property and powers of every kind, nature and description whatsoever, whether from government bodies or otherwise, pertaining to or relating to paragraphs (a) to (d) above.

(c)	Amend limb (xxi)(B) of the definition of Permitted Disposal to remove the requirement that the surrendering company receives fair market value for tax losses disposed to any member of the Wider Group.

(d)	Amend limb (xxxiv) of the definition of Permitted Disposals to remove the proviso that replacement assets be secured.

24.	Permitted Financial Indebtedness

(a)	Amend the definition of Permitted Financial Indebtedness to include the following additional limbs:

(i)
Financial Indebtedness incurred constituting reimbursement obligations with respect to letters of credit issued and bank guarantees in the ordinary course of business provided to lessors of real property or otherwise in connection with the leasing of real property and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses in respect of any government requirement, or other Financial Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such

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letters of credit or the incurrence of such Financial Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(ii)
Financial Indebtedness arising from (i) facilities or services related to cash management, cash pooling, treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of any member of the Bank Group in respect of banking and treasury arrangements entered into in the ordinary course of business"; and

(iii)
Financial Indebtedness incurred under borrowing facilities provided by a special purpose vehicle note issuer to a member of the Bank Group in connection with the issuance of notes intended to be supported primarily by the payment obligations of any member of the Bank Group in connection with any vendor financing platform otherwise permitted under the Credit Agreement.

(b)
Amend paragraph (xxiv) of the definition of Permitted Financial Indebtedness to delete the proviso that such Financial Indebtedness is subject to the terms of the HYD Intercreditor Agreement and the Group Intercreditor Agreement, or a Supplemental HYD Intercreditor Agreement, as applicable.

25.	Permitted Loans

(a)	Amend Clause 23.15 (Loans and Guarantees) of the Credit Agreement to include:

(i)	other than in respect of Financial Indebtedness, guarantees given by persons or undertakings acquired pursuant to a Permitted Acquisition

(ii)	any deferred consideration on Permitted Disposals up to 25 per cent. of the sale consideration

(iii)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the relevant member of the Bank Group;

(iv)
loans made, credit granted or guarantees given or the entry into any transaction having the effect of lending money by any member of the Bank Group to any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(v)
loans made, credit granted, guarantees given or the entry into any transaction having the effect of lending money by any member of the Bank Group constituting (i) facilities or services related to cash management, cash pooling,

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treasury, depository, overdraft, credit or debit card, p-cards (including purchasing cards or commercial cards), electronic funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade financial services or other cash management and cash pooling arrangements and (ii) daylight exposures of any member of the Bank Group in respect of banking and treasury arrangements entered into in the ordinary course of business.

(vi)
loans made in connection with any start-up financing or seed funding provided that any such loans shall not exceed an aggregate value equal to the greater of (i) £25,000,000 and (ii) 1.00% of Total Assets.

26.	Permitted Payments
Amend the definition of “Permitted Payments” to include the following additional limbs:

(a)	Receivables Fees;

(b)
any purchase of receivables pursuant to any obligation of a seller of receivables in an asset securitisation programme or receivables factoring transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller in connection with an asset securitisation programme or receivables factoring transaction;

(c)
any payment for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including without limitation in connection with loans, capital market transactions, hedging and other derivative transactions, acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of the Company or a Permitted Affiliate Parent;

(d)
any payment made in connection with any start-up financing or seed funding provided that any such payments shall not exceed an aggregate value equal to the greater of (i) £25,000,000 and (ii) 1.00% of Total Assets;

(e)
payments under commercial contracts entered into in the ordinary course of business between a member of the Bank Group and a Restricted Person provided that such contracts are on arm’s-length terms or on a basis that senior management of that member of the Bank Group reasonably believes allocates costs fairly;

(f)
any distributions (including by way of dividend) to a Parent consisting of cash, any equity interests, property or other assets of any member of the Bank Group that is, in each case held by that member of the Bank Group for the sole purpose of transferring such cash, equity interest, property or other assets to another member of the Bank Group;

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(g)
payments to finance investments or other acquisitions by any Parent or any Affiliate of a Parent (other than a member of the Bank Group) which would otherwise be permitted to be made under Clause 23.12 (Acquisitions and mergers) or Clause 23.15 (Loans and guarantees) of the Credit Agreement if made by a member of the Bank Group provided that: (i) such payments shall be made within 120 days of the closing of such investment or other acquisition, (ii) such Parent or Affiliate of a Parent shall prior to or promptly following the date of such payment, cause (A) all property acquired (whether assets or equity interests) to be contributed to a member of the Bank Group or (B) the merger, amalgamation, consolidation or sale of the person formed or acquired into a member of the Bank Group in a manner not prohibited by the Credit Agreement in order to consummate such investment or acquisition and (iii) such Parent or Affiliate of a Parent receives no consideration or other payment in connection with such transaction other than if such consideration or other payment from a member of the Bank Group is otherwise a Permitted Payment; and

(h)
in relation to any tax losses received by any member of the Bank Group from any member of the Wider Group that is not a member of the Bank Group provided that such payments shall only be made in relation to such tax losses in an amount not exceeding, in any financial year, the greater of £200,000,000 and 2% of Total Assets (with any unused amounts in any financial year being carried over to the next succeeding financial year).

27.	Relationship with Lenders
Amend Clause 36.15 (Register) of the Credit Agreement to provide that the register with respect to the Parties shall be maintained on behalf of all of the Parties to the Credit Agreement.

28.	Repeating Representations
At Clause 21.30 (Times for making representations and warranties) of the Credit Agreement, delete the words “the first day of each Interest Period”.

29.	Transfers
Amend Clauses 36.4(a)(i)(C) and 36.4(b)(ii) (Assignments or Transfers by Lenders) of the Credit Agreement to provide that the consent of the Company is not required for any assignment or transfer by a Lender if an Event of Default is continuing pursuant to any of clauses 26.2 (Non-payment) or 26.6 (Insolvency) through 26.10 (Similar events) only (rather than if any Event of Default is continuing)

30.	Undertakings
Amend the Credit Agreement in order that the undertakings set out at Clauses 23.19 (Financial year end) and 23.20 (Capital expenditure) of the Credit Agreement are deleted.

31.	Permitted Financing Action

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(a)
Amend the Credit Agreement to provide that (a) any Financial Indebtedness incurred pursuant to a Permitted Financing Action is “Permitted Financial Indebtedness” and (b) any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Permitted Financing Action is a “Permitted Payment”.

(b)
Add a definition of “Permitted Financing Action” to the Credit Agreement as follows: “Permitted Financing Action” means, to the extent that any incurrence of Financial Indebtedness is permitted under Clause 23.13 (Restrictions on Financial Indebtedness) of the Credit Agreement, any transaction to facilitate or otherwise in connection with a cashless rollover of one or more lenders’ or investors’ commitments or funded Financial Indebtedness in relation to the incurrence of that Financial Indebtedness.

32.	Post-Closing Reorganisation
Amend the Credit Agreement to provide that (a) any Financial Indebtedness with Affiliates reasonably required to effect or consummate any Post-Closing Reorganisation is "Permitted Financial Indebtedness", (b) any distribution, dividend, transfer of assets, loan or other payment reasonably required to consummate any Post-Closing Reorganisation is a "Permitted Payment" and (c) the definition of Holding Company Expenses shall include any fees and expenses payable by any Parent in connection with a Post-Closing Reorganisation.

33.	Group Intercreditor Agreement
Amend the Group Intercreditor Agreement to:

(a)
delete the words “in the form of an Acceptable Hedging Agreement” in paragraph (a) of Clause 4.2 (New Hedging Agreements) and replace them with the words “based on or incorporate by reference a 1992 ISDA Master Agreement or a 2002 ISDA Master Agreement”;

(b)	delete paragraph (b) of Clause 4.2 (New Hedging Agreements);

(c)	delete the word “New” in paragraph (c) of Clause 18.3 (New Creditors) and replace it with the word “new”;

(d)	delete Clause 4.3 (Provision of New Hedging Agreements); and

(e)
replace limb (a) of the definition of “Senior Discharge Date” with the following: none of the Senior Finance Parties (including any senior finance parties under any Refinancing Facilities Agreement or other Senior Finance Documents, but excluding any Hedge Counterparties) is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to any Obligor under any of the Senior Finance Documents (other than under any Hedging Agreements); and”.

34.	Refinancing Indebtedness:
Amend the Credit Agreement to permit, in accordance with the parameters in clause 2.15 of the Liberty Global Reference Agreement referred to at limb (viii) of that definition, with the

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consent of the Company and the Facility Agent only, new Additional Facilities to be established (rather than amendments to the Credit Agreement to establish new Commitments as is provided for in that Liberty Global Reference Agreement) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, existing Advances or Commitments provided that if the new Advances under the new Commitments do not rank equal to or junior to the existing Advances or Commitments to be refinanced the principal amount of such new Advances does not exceed the Additional Facilities Cap.

35.	Other Definitions

(a)	“Cash Equivalent Investments”: delete and replace the definition of Cash Equivalent Investments with the following:

(i)
securities or obligations issued, insured or unconditionally guaranteed by the United States government, the government of the United Kingdom, the relevant member state of the European Union (each, a “Qualified Country”) or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(ii)
securities or obligations issued by any Qualified Country, or any political subdivision of any such Qualified Country, or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either Standard & Poor’s or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(iii)	commercial paper issued by any Lender or any bank holding company owning any Lender;

(iv)
commercial paper maturing no more than 12 months after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(v)
time deposits, eurodollar time deposits, bank deposits, certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank or trust company (x) having combined capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. Dollar equivalent thereof) in the case of non-U.S. banks or (y) the long-term debt of which is rated at the time of acquisition thereof at least “A-” or the equivalent thereof by Standard & Poor’s Ratings Services, or “A-” or the equivalent thereof by Moody’s Investors Service, Inc. (or if at the time neither is issuing comparable ratings, then a comparable rating of another nationally recognized rating agency);

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(vi)
auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(vii)
repurchase agreements or obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(viii)
marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million (or U.S. Dollar equivalent thereof) or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(ix)	interests in investment companies or money market funds, 95% the investments of which are one or more of the types of assets or instruments described in clauses (a) through (h) above;

(x)
any other investments used by the Company, any Permitted Affiliate Parent, any member of the Bank Group or any issuer of Parent Debt as temporary investments permitted by the Facility Agent in writing in its sole discretion; and

(xi)
in the case of investments by the Company, any Permitted Affiliate Parent, any member of the Bank Group or any issuer of Parent Debt organized or located in a jurisdiction other than the United States or a member state of the European Union (or any political subdivision or territory thereof), or in the case of investments made in a country outside the United States, other customarily utilized high-quality investments in the country where such member of the Bank Group is organized or located or in which such investment is made, all as conclusively determined in good faith by the Company.

(b)
Intra-Group Services: amend the definition of Intra-Group Services under the Credit Agreement to be consistent with the Liberty Global Reference Agreement referred to at limb (viii) of that definition by:

(i)
amending the following language to the lead-in to that definition: “(provided that the terms of each such transaction are not materially less favourable, taken as a whole, to the Company, the Affiliate Issuer or any member of the Bank Group, as the case may be, than those that could be obtained in a comparable transaction in arm’s length dealings with a Person that is not an Affiliate)”;

(ii)
amending paragraph (c) of the definition of Intra-Group Services to remove the words “provided that the consideration for the provision thereof is, in the reasonable opinion of the Company, no less than Cost”; and

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(iii)	deleting the words “on arms’ length terms” in paragraph (a) of the definition of Intra-Group Services.

(c)
Management Fees: delete the definition of Management Fees under the Credit Agreement and replace it with a definition as follows: “Management Fees” means any management, consultancy, stewardship or other similar fees payable by any member of the Bank Group to any Restricted Person, including any fees, charges and related expenses incurred by any Parent on behalf of and/or charged to any member of the Bank Group.

(d)
“New Group”: amend the Finance Documents to include an ability to redefine the Bank Group to include a Holding Company of the Company and that Holding Company’s Subsidiaries (other than the excluded subsidiaries) instead of the Company and its Subsidiaries (other than the excluded subsidiaries), provided that the manner in which any such redefinition of the Bank Group is effected is not materially prejudicial to the interests of the Lenders in the opinion of the Facility Agent (acting reasonably).

(e)	“Outstanding L/C Amounts”: delete paragraph (b) in the definition of Outstanding L/C Amount.

(f)
Parent: add a definition of “Parent” to the Credit Agreement as follows: “Parent” means (i) the Ultimate Parent, (ii) any Subsidiary of the Ultimate Parent of which the Company or any Permitted Affiliate Parent is a Subsidiary (including, for the avoidance of doubt, the Spin Parent and any Subsidiary of the Spin Holdco following any Spin-Off) and (iii) any Joint Venture Parent, any Subsidiary of the Joint Venture Parent and any Parent Joint Venture Holders following any Parent Joint Venture Transaction.

(g)
“Receivables Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a person that is not an Asset Securitisation Subsidiary in connection with, any asset securitisation programme or receivables factoring transaction.

(h)
“Regulatory Authority Disposal”: amend the proviso to the definition of Regulatory Authority Disposal to provide that such a disposal can also be made in response to concerns raised by a regulatory authority or court of competent jurisdiction.

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SCHEDULE 6
SECOND AMENDMENTS, WAIVERS, CONSENTS AND OTHER MODIFICATIONS

All references to Clauses, Paragraphs, Schedules and definitions contained in this Schedule 5 are to Clauses, Paragraphs, Schedules and definitions of the Credit Agreement. All capitalised terms used in this Schedule but not defined shall have the meanings given to such terms in the Credit Agreement.

References in this Schedule 5 to “recent Liberty precedents” shall be construed to mean any Liberty Global Reference Agreement.

1.
Permitted Financial Indebtedness – Production Facilities: amend the definition of Permitted Financial Indebtedness to include Financial Indebtedness arising under (a) arrangements to fund a production where such funding is only repayable from the distribution revenues of that production or (b) Production Facilities provided that the aggregate amount of Indebtedness under all Production Facilities incurred pursuant to this sub-paragraph (b) does not exceed the greater of (i) £200 million and (ii) 1.0% of Total Assets at any time outstanding.

“Production Facilities” means any bilateral facilities provided by a lender to any member of the Bank Group to finance a production.

2.
Accession Documents: amend paragraph 4 (Security Documents) of Schedule 8 (Accession Documents) and Clause 23.26(b)(iv) (Further Assurance) of the Credit Agreement in order that any member of the Bank Group or any Permitted Affiliate Parent (as applicable) may accede to the Credit Agreement as an Additional Borrower under Clause 25.2 (Additional Borrowers) or as an Additional Guarantor under Clause 25.3 (Additional Guarantors) without having to enter into Security Documents as required by the Facility Agent as a condition to such accession provided, for the avoidance of doubt, that such Security Documents will be entered into by the relevant acceding party within any original applicable grace period for such accession.

3.	Permitted Security Interests:

(a)	amend the definition of “Permitted Security Interest” to include in addition to the existing “Permitted Security Interests”:

(i)
Security Interests (1) over the segregated trust accounts set up to fund productions, (2) required to be granted over productions to secure production grants granted by regional and/or national agencies promoting film production in the relevant regional and/or national jurisdiction and (3) over assets relating to specific productions funded by Production Facilities; and

(ii)	Security Interests arising solely by virtue of any statutory or common law provisions or customary business provisions relating to banker’s liens, rights of

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set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution.

(b)	delete paragraph (xi) of the definition of “Permitted Security Interests” and replace it with the following:

“(xi)
over or affecting any asset acquired by a member of the Bank Group after the date of this Agreement (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Bank Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

(c)	delete paragraph (xii) of the definition of “Permitted Security Interests” and replace it with the following:

“(xii)
over or affecting any asset of any company which becomes a member of the Bank Group after the date of this Agreement, where such Security Interest is created prior to the date on which such company becomes a member of the Bank Group (including Security Interests created, incurred or assumed in connection with or in contemplation of the relevant acquisition or transaction); provided, however that such Security Interests may not extend to any other property owned by any member of the Bank Group (other than pursuant to after-acquired property clauses in effect with respect to such Security Interests at the time of acquisition on property of the type that would have been subject to such Security Interests notwithstanding the occurrence of the relevant acquisition or transaction);”

4.
Holding Company Expenses: amend the definition of Holding Company Expenses under the Credit Agreement in order that this definition includes equivalent expenses incurred by a Subsidiary of a Parent to those expenses incurred by the Parent and set out at (a), (b) and (c) of that definition and to provide that general corporate overhead expenses including professional fees and expenses and other operational expenses related to the “stewardship” of any member of the Bank Group including any “treasury transactions” are included within the definition of Holding Company Expenses.

5.
Permitted Credit Facility: amend the definition of Permitted Credit Facility as provided for in paragraph 12 of Schedule 5 (First Amendments, Waivers, Consents and Other Modifications) such that it also includes notes, bonds and debentures.

6.	Negative Pledge:
(a)    delete clause 23.8(a) in its entirety and replace it as follows:

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“(a)
Each Obligor will not permit (and the Company shall procure that no member of the Bank Group shall permit) any Security Interest by any member of the Bank Group to subsist, arise or be created or extended over all or any part of their respective present or future undertakings, assets, rights or revenues to secure or prefer any present or future Financial Indebtedness of any member of the Bank Group or any other person, other than:

(i)	Permitted Security Interests; or

(ii)
any Security Interest over any present or future undertakings, assets, rights or revenues that is not subject to Security (such Security Interest, the “Initial Security Interest”) if, contemporaneously with the incurrence of such Initial Security Interest, effective provision is made to secure the Financial Indebtedness due under this Agreement equally and ratably with (or prior to, in the case of any Security Interest with respect to Financial Indebtedness that ranks junior to the Facilities) the Financial Indebtedness secured by such Initial Security Interest so long as such Financial Indebtedness is so secured.”

(b)	include a new clause in section 23.8 as follows:

“(d)
Any Security Interest created pursuant to the proviso described in Clause 23.8(a)(ii) securing the Financial Indebtedness due under this Agreement will be automatically and unconditionally released and discharged upon the release and discharge of the Initial Security Interest to which it relates (and, to the extent required, the Facility Agent and the Security Agent are hereby irrevocably authorised and instructed by the Lenders to enter into such documentation as is reasonably required to effect such release).

7.
Senior Debt and Total Debt: amend the definition of Senior Debt and Total Debt to exclude any Financial Indebtedness incurred under the Production Facilities to the extent that it is limited recourse to the assets funded by such facilities.

8.
Annualised EBITDA: amend the definition of Annualised EBITDA in Clause 22.1 (Financial definitions) of the Credit Agreement to provide that, at the option of the Company, Annualised EBITDA may be determined for any person or the Bank Group (as applicable) based on the internal financial statements of the Reporting Entity available immediately preceding the date of determination of Annualised EBITDA or the financial statements of the Reporting Entity most recently made available under Clause 23.2(a) of the Credit Agreement.

9.
Solvent Liquidation: amend paragraph (b) of Clause 26.7 (Insolvency Proceedings) of the Credit Agreement so that it applies to both paragraphs (a) and (b) of Clause 23.31 (Internal Reorganisations) of the Credit Agreement. Amend Clause 42.7 (Release of Guarantees and Security) of the Credit Agreement to provide for equivalent releases as a result of, and in connection with, any solvent liquidation or dissolution that complies with Clause 23.31 (Internal Reorganisations).

10.	Subsidiaries: amend the definition of Subsidiary by deleting the second paragraph of that definition, which begins with “For the purposes of Clause 22 (Financial Covenant)…”

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11.	Financial Statements:

(a)
Amend the representation in sub-paragraph (a)(ii) of Clause 21.9 (Accounts) of the Credit Agreement to delete the parenthetical “(except that such consolidated financial statements do not include all consolidated Subsidiaries to the extent they are Unrestricted Subsidiaries)”;

(b)	Delete the definition of “Bank Group Reconciliation” and replace it with the following:
“Bank Group Reconciliation” means an unaudited schedule to any financial statements of the Reporting Entity delivered in accordance with Clause 23.2 (Financial Information), demonstrating the necessary adjustments that would need to be made to the financial statements of the Reporting Entity to derive financial information applicable to the Bank Group prepared in accordance with the Relevant Accounting Principles.”; and

(c)	Delete paragraph (d) of Clause 23.2 (Financial Information) and replace it with the following:
“To the extent that material differences exist between the business, assets, results of operations or financial condition of (i) the Reporting Entity and (ii) the Bank Group (excluding, for the avoidance of doubt, the effect of any intercompany balances between the Reporting Entity and any member of the Bank Group), the Company shall provide to the Facility Agent, together with the financial statements delivered under paragraph (a) above, in sufficient copies for all the Lenders, the Bank Group Reconciliation for the relevant Accounting Period (provided however, that to the extent the Bank Group Reconciliation for the relevant Accounting Period is filed on the SEC’s website or the Company’s website, such Bank Group Reconciliation shall be deemed supplied to the Facility Agent in sufficient copies for all the Lenders).”

12.	Subordinated Obligations:

(a)
Amend paragraph (xxvii) of the definition of Permitted Financial Indebtedness such that it is a basket for the incurrence of Financial Indebtedness that constitutes Subordinated Obligations (as defined below) provided that (i) (other than in the case of a refinancing of other Subordinated Obligations in the same or a lesser principal amount) on the date of such incurrence and after giving effect thereto on a pro forma basis the Total Net Debt to Annualised EBITDA ratio would not be greater than 5.50:1 and (ii) such Financial Indebtedness is (x) unsecured or (y) secured on a junior ranking basis to the liabilities under the Facilities Agreement and, in each case contractually subordinated to the rights of the Lenders, on terms comparable to, at the election of the Company:

(A)
the intercreditor agreement which relates to the Liberty Global Reference Agreement referenced under paragraph (i) of that definition with such adjustments and amendments as agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case);

(B)	the intercreditor agreement most recently entered into by an Affiliate of the Company prior to the incurrence of such Indebtedness which provides for second

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lien financing (as amended from time to time) with such adjustments and amendments as agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case);

(C)
an intercreditor agreement (providing for contractual subordination on terms comparable to the Loan Market Association’s form of intercreditor agreement at such time for mezzanine debt) with such adjustments and amendments as agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case); or

(D)
any other form of intercreditor agreement agreed between the Company, the Security Agent and the Facility Agent (acting reasonably in each case) that does not adversely affect the rights of the Lenders in any material respect in each case, and, in each case, the Security Agent and the Facility Agent shall be authorized to enter into such intercreditor agreement without the consent of the Lenders.

(b)
Amend paragraph (xxiii) of the definition of Permitted Security Interest such that it is a basket for Security Interests to secure any Financial Indebtedness incurred under paragraph (xxvii) of the definition of Permitted Financial Indebtedness as referred to in paragraph (a) above and any guarantees thereof, provided that (i) such Security Interest ranks junior to the Security Interests securing the liabilities under the Credit Agreement and related guarantees, as applicable, and (ii) such Financial Indebtedness and any guarantees thereof are contractually subordinated to the rights of the Lenders, on the terms of an intercreditor agreement as referred to in paragraph (a) above).

(c)	Amend the Credit Agreement to add a new definition of Subordinated Obligations as follows:
“Subordinated Obligation” means any Financial Indebtedness that is expressly subordinate or junior in right of payment to the liabilities under this Agreement pursuant to a written agreement.
(d)    Amend the definition of Senior Debt to also exclude Subordinated Obligations (to the extent such Subordinated Obligations constitute Permitted Financial Indebtedness).

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IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is delivered on the date written above.
THE COMPANY
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:
Director

[Signature]
………………………………………….
Name: Authorized Signatory

Witness

[Signature]
………………………………………….
Name: Authorized Signatory
Address: 2 LEIGH GARDENS
ANDOVER
HAMPSHIRE
SP10 2AR

(Signature Page to Additional J Facility Accession Deed)

THE BORROWER
EXECUTED as a DEED for and on behalf of
VIRGIN MEDIA SFA FINANCE LIMITED acting by:
Director

[Signature]
………………………………………….
Name: Authorized Signatory

Witness

[Signature]
………………………………………….
Name: Authorized Signatory
Address: 2 LEIGH GARDENS
ANDOVER
HAMPSHIRE
SP10 2AR

(Signature Page to Additional J Facility Accession Deed)

THE FACILITY AGENT
EXECUTED as a DEED for and on behalf of
THE BANK OF NOVA SCOTIA
By: [Signature]    By: [Signature]
Authorized Signatory    Authorized Signatory
DIRECTOR    DIRECTOR

(Signature Page to Additional J Facility Accession Deed)

ADDITIONAL J FACILITY LENDERS
EXECUTED for and on behalf of
THE BANK OF NOVA SCOTIA
By: [Signature]    By: [Signature]
Authorized Signatory    Authorized Signatory
DIRECTOR    DIRECTOR

(Signature Page to Additional J Facility Accession Deed)